						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Three Months Ended		Twelve Months Ended		Three Months Ended
	Dec 31,		Oct 1,		Jan 1,
	2022		2022		2022
Operating income, as reported		$57,341		$178,185		$30,473
Restructuring and impairment charges	+	—	+	2,021	+	2,021
Adjusted operating income		57,341		180,206		32,494
	x	4			x	4

Adjusted annualized operating income		$229,364		$180,206		$129,976
Adjusted effective tax rate	x	16%	x	13%	x	13%
Tax impact		$36,698		$23,427		$16,897
Adjusted operating income (tax-effected)		$192,666		$156,779		$113,079

Average invested capital		$1,392,002		$1,207,357		$1,135,312

ROIC		13.8%		13.0%		10.0%
WACC		9.0%		9.3%		9.3%
Economic Return		4.8%		3.7%		0.7%

	December 31,	October 1,	July 2,	April 2,	January 1,	October 2,
	2022	2022	2022	2022	2022	2021
Equity	$1,150,259	$1,095,731	$1,058,190	$1,040,591	$1,044,095	$1,028,232
Plus:
Debt and finance lease obligations - current	329,076	273,971	250,012	222,393	151,417	66,313
Operating lease obligations - current (1)	8,878	7,948	8,640	9,266	9,507	9,877
Debt and finance lease obligations - long-term	187,272	187,776	184,707	186,069	187,075	187,033
Operating lease obligations - long-term	32,149	33,628	32,270	34,347	36,343	37,970
Less:
Cash and cash equivalents	(247,880)	(274,805)	(276,608)	(307,964)	(217,067)	$(270,172)
	$1,459,754	$1,324,249	$1,257,211	$1,184,702	$1,211,370	$1,059,253

(1)	Included in other accrued liabilities on the Consolidated Balance Sheets.